Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Kintera, Inc.

We have audited the accompanying consolidated balance sheets of Kintera, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kintera, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Diego, California

March 14, 2008

KINTERA, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31, 2007	December 31, 2006
Assets

Current assets:

Cash and cash equivalents	$6,556	$11,548
Marketable securities	2,848	7,384
Restricted cash	12,429	15,381
Accounts receivable, net of allowance for doubtful accounts of $320 and $915 at December 31, 2007 and December 31, 2006	4,174	6,346
Prepaid expenses and other current assets	1,024	709
Deferred costs	1,123	581

Total current assets	28,154	41,949

Property and equipment, net	4,173	1,818
Software development costs, net	1,686	1,703
Other assets	54	83
Intangible assets, net	3,914	7,651
Goodwill	12,017	12,017

Total assets	$49,998	$65,221

Liabilities and stockholders’ equity

Current liabilities:

Accounts payable, trade	$1,881	$2,349
Accrued expenses	820	1,390
Accrued employee benefits and severance	1,513	2,242
Donations payable	12,429	15,381
Short-term notes payable	1,021	—
Deferred revenue	15,513	17,748

Total current liabilities	33,177	39,110
Notes payable	2,161	—
Deferred rent and other	628	509
Deferred tax liability	441	—

Total liabilities	36,407	39,619

Commitments and contingencies

Stockholders’ equity:

Preferred stock, $0.001 par value; 20,000 shares authorized, no shares outstanding at December 31, 2007 and December 31, 2006	—	—
Common stock, $0.001 par value, authorized 60,000 shares authorized, 40,397 and 40,098 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	40	40
Additional paid-in capital	157,426	153,642
Accumulated other comprehensive income	2	12
Accumulated deficit	(143,877)	(128,092)

Total stockholders’ equity	13,591	25,602

Total liabilities and stockholders’ equity	$49,998	$65,221

See accompanying Notes to Consolidated Financial Statements.

KINTERA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years ended December 31,
	2007	2006
Net revenue	$44,935	$41,103
Cost of revenue	15,851	18,394

Gross profit	29,084	22,709

Operating expenses:

Sales and marketing	19,353	25,450
Product development and support	6,338	9,340
General and administrative	14,910	18,918
Amortization of purchased intangibles	2,451	2,996
Restructuring	2,274	—

Total operating expenses	45,326	56,704

Operating loss	(16,242)	(33,995)

Interest income (expense) and other, net	916	925

Loss before income taxes	(15,326)	(33,070)
Provision for income taxes	459	53

Net loss	$(15,785)	$(33,123)

Loss per common share—basic and diluted	$(0.39)	$(0.93)

Weighted average common shares outstanding	39,972	35,798

See accompanying Notes to Consolidated Financial Statements.

KINTERA, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(shares and dollars in thousands)

	Common stock				Accumulated
	Shares	Amount	Additional paid-in capital	Deferred compensation	other comprehensive loss	Accumulated deficit	Total stockholders’ equity
Balance at January 1, 2006	36,252	$36	$147,824	$(3,874)	$(77)	$(94,969)	$48,940
Elimination of deferred compensation upon the adoption of SFAS123(R)	—	—	(3,874)	3,874	—	—	—
Issuance of common stock, net of $525 in issuance costs	4,000	4	4,475	—	—	—	4,479
Issuance of common stock under employee stock option and purchase plans	254	—	269	—	—	—	269
Stock-based compensation expense	—	—	4,498	—	—	—	4,498
Stock-based compensation expense to consultants	—	—	29	—	—	—	29
Shares released from escrow in connection with contingent consideration in acquisition	—	—	314	—	—	—	314
Issuance of common stock in connection with litigation settlement	72	—	107	—	—	—	107
Cancellation of stock certificates in connection with extinguishment of acquisition contingencies	(480)	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	(33,123)	(33,123)
Unrealized gain on marketable securities	—	—	—	—	89	—	89

Comprehensive loss							(33,034)

Balance at December 31, 2006	40,098	40	153,642	—	12	(128,092)	25,602
Issuance of common stock under employee stock option and purchase plans	222	—	335	—	—	—	335
Stock-based compensation expense	—	—	3,317	—	—	—	3,317
Stock-based compensation expense for board fees paid in lieu of cash	19	—	32	—	—	—	32
Stock issued for board fees accrued during 2006	58	—	100	—	—	—	100
Comprehensive loss:
Net loss	—	—	—	—	—	(15,785)	(15,785)
Unrealized loss on marketable securities	—	—	—	—	(10)	—	(10)

Comprehensive loss							(15,795)

Balance at December 31, 2007	40,397	$40	$157,426	$—	$2	$(143,877)	$13,591

See accompanying Notes to Consolidated Financial Statements.

KINTERA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31,
	2007	2006
OPERATING ACTIVITIES
Net loss	$(15,785)	$(33,123)
Adjustments to reconcile loss to net cash used in operating activities:
Bad debt expense	(465)	(61)
Depreciation	1,356	1,948
Amortization of software development costs	1,011	999
Amortization of intangible assets	2,451	2,996
Amortization of premium (accretion of discount) on securities	(24)	25
Forgiveness of employee notes	24	83
Deferred income taxes	441	—
Non-cash restructuring charges	1,107	—
Impairment of software development costs	18	577
Stock-based compensation	3,349	4,527
Common stock issued as litigation settlement	—	107
Loss on disposal of property and equipment	213	19
Changes in assets and liabilities:
Accounts receivable	2,611	(301)
Prepaid expenses and other current assets	363	1,474
Deferred costs	(542)	(581)
Accounts payable and accrued expenses	(938)	734
Accrued employee benefits and severance	(729)	(168)
Donations payable to customers	(2,952)	4,093
Restricted cash	2,952	(4,093)
Deferred revenue	(1,973)	5,833
Deferred rent	119	398

Cash used in operating activities	(7,393)	(14,514)

INVESTING ACTIVITIES
Purchases of marketable securities	(10,616)	(5,995)
Sales and maturities of marketable securities	15,166	20,544
Purchases of property and equipment	(914)	(280)
Additions to software development costs	(1,015)	(861)
Other assets	29	162

Cash provided by investing activities	2,650	13,570

FINANCING ACTIVITIES

Payments under financing arrangement and capital lease	(584)	(580)
Proceeds from sale of common stock	—	4,479
Proceeds from issuance of common stock under employee stock option and purchase plans	335	269

Cash (used in) provided by financing activities	(249)	4,168

Net decrease in cash and cash equivalents	(4,992)	3,224
Cash and cash equivalents, beginning of year	11,548	8,324

Cash and cash equivalents, end of year	$6,556	$11,548

Supplemental disclosure of cash flow information:

Cash paid for taxes	$18	$53

Cash paid for interest	$62	$19

Supplemental disclosure for non-cash investing and financing activities:

Value of shares released from escrow in connection with contingent consideration	$—	$314
Unrealized gain (loss) on investments	$(10)	$89
Purchase of equipment under note payable	$3,064	$—

See accompanying Notes to Consolidated Financial Statements.

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

1. Organization and Summary of Significant Accounting Policies

Description of Business

Kintera, Inc. (the “Company”) was incorporated in the state of Delaware on February 8, 2000. The Company is a provider of software and services that enable nonprofit organizations to use the Internet to increase donations, reduce fundraising costs, manage complex finances for nonprofit organizations and governments and build awareness and affinity for an organization’s cause by bringing their employees, volunteers and donors together in online, interactive communities.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All significant intercompany accounts and transactions have been eliminated in consolidation.

2008 Basis of Presentation

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Through December 31, 2007, the Company has an accumulated deficit of $143.9 million. The Company’s long term operating success will depend on its ability to introduce and market enhancements to its existing products and services in a timely manner, which meet customer requirements and to respond to competitive pressures and technological advances. In order for the Company to achieve positive operating results and positive cash flows, it will need to increase in the level of revenues or reduce operating costs. If events or circumstances occur such that the Company does not meet its operating plan as expected, the Company may be required to reduce certain discretionary spending, which could have a material adverse effect on its ability to achieve its intended business objectives.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Estimates are used for, but not limited to, receivable valuations, depreciable lives of fixed assets and internally developed software, valuation of goodwill and acquired intangibles, stock-based compensation, accruals and contingencies. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

Restricted cash consists of donations collected by the Company and payable to its customers, net of the associated transaction fees earned. The Company segregates monies associated with donations payable in a separate bank account with such monies used exclusively for the payment of donations payable. This usage restriction is internally imposed and reflects the Company’s intention with regard to such deposits.

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

Concentration of Credit Risk and Significant Customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents and investments with high credit quality financial institutions. In general, the Company does not require collateral on its arrangements with customers. The Company has accounts receivable related to upfront and monthly maintenance fees as well as service and licensing fees which typically provide for credit terms of 30-60 days. The Company provides reserves against accounts receivable for estimated losses that may result from customers’ inability to pay. The amount of the reserves are determined by analyzing known uncollectible accounts, aged receivables, economic conditions in the customers’ industry, historical losses and changes in customer creditworthiness.

No customers generated greater than 10% of total net revenue in 2007 or 2006. No customer’s balance amounted to greater than 5% of accounts receivable as of December 31, 2007.

Fair Value of Financial Investments

The carrying amounts shown for the Company’s cash and cash equivalents, marketable securities, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, accrued employee benefits and donations payable approximate their fair value due to the short-term maturities of these instruments.

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the related lease.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment of Disposable Long-Lived Assets, the Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. The Company recorded impairment losses of $18 and $577 on software development costs, in the years ended December 31, 2007 and December 31, 2006, and recorded asset impairment losses of $1,340 related to restructuring.

Impairment of Goodwill

Goodwill is evaluated for potential impairment annually, during the fourth quarter, by comparing the fair value of a reporting unit to its carrying value, including recorded goodwill. If the carrying value exceeds the fair value, impairment is measured by comparing the derived fair value of goodwill to its carrying value, and any impairment determined would be recorded in the current period. To date there has been no impairment of the Company’s recorded goodwill.

Revenue Recognition

The Company derives revenue from fees paid by nonprofit organizations related to the use of Kintera Sphere as well as from the Company’s service offerings for wealth profiling and screening, advocacy campaigns

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

and directed giving, from licenses of the Company’s prepackaged accounting software and from multiple element arrangements that may include any combination of these items. Revenue derived from the Company’s software as a service is recognized in accordance with the provisions of SEC Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, and Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Under SAB No. 104, revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists (upon contract signing or receipt of an authorized purchase order from the customer); (2) delivery has occurred (upon performance of services in accordance with contract specifications); (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties (credit terms extending beyond twelve months or significantly longer than is customary are deemed not to be fixed and determinable); and (4) collection is reasonably assured (there are no indicators of non-payment based upon history with the customer and/or upon completion of credit procedures). Under EITF Issue No. 00-21, revenue is recognized when all of the following criteria are met: (1) the delivered element(s) has value to the customer on a standalone basis; (2) there is objective and reliable evidence of fair value of the undelivered element(s); and (3) if the arrangement includes a general right of return relative to the delivered element(s).

Billings made or payments received in advance of providing services are deferred until the period these services are provided. If at the outset of an arrangement it is determined that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes due. If at the outset of an arrangement it is determined that collectibility is not probable, revenue is deferred until the receipt of payment.

For arrangements with multiple elements, revenue recognition is based on the individual units of accounting determined to exist in the arrangement. A delivered item(s) is considered a separate unit of accounting when the delivered item(s) has value to the customer on a stand-alone basis, there is objective and reliable evidence of the fair value of the undelivered item(s) and, if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the Company’s control. Items are considered to have stand-alone value when they are sold separately by any vendor or the customer could resell the item on a stand-alone basis. Fair value of an item is generally the price charged for the product when regularly sold on a stand-alone basis. When objective and reliable evidence of fair value exists for all units of accounting in an arrangement, arrangement consideration is generally allocated to each unit of accounting based upon their relative fair values. In those instances when objective and reliable evidence of fair value exists for the undelivered item(s) but not for the delivered items, the residual method is used to allocate arrangement consideration. Under the residual method, the amount of arrangement consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate fair value of the undelivered item(s). When the Company is unable to establish stand-alone value for delivered item(s) or when fair value of an undelivered item(s) has not been established, as generally is the case for the upfront payments for activation, implementation, maintenance, and use of Kintera Sphere, a single unit of accounting is deemed to exist and revenue is generally recognized on a straight-line basis over the entire term of the arrangement. When contingent payments are received for the elements the Company recognizes these payments over the remaining term of the arrangement. Costs relating to activation and implementation are capitalized and expensed over the remaining term of the arrangement.

The Company’s arrangements that contain multiple elements have been contracts that include upfront payments for a combination of the following: activation fees, data screening arrangements, implementation, periodic fees for the Company’s software service plan, maintenance and support, professional services and transaction fees tied to the donations and purchases that are processed. Revenue associated with agreements that are predominately service plan, maintenance and support is deferred and recognized on a straight-line basis over the greater of the contract term or estimated customer life, which in general ranges from twelve to thirty-six

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

months. Revenue associated with agreements that are not predominately service plan, maintenance and support, which may include implementation services, is deferred until the final element is delivered and recognized on a straight-line basis over the greater of the remaining contract life or remaining estimated customer life. Revenue related to transaction fees for donations made through the website are recognized as services are provided. Credit card fees directly associated with processing customer donations and billed to customers are excluded from revenue in accordance with EITF Issue 99-19. Reporting Revenue Gross as a Principal verses Net as an Agent.

Revenue from software licenses and related installation, training and consulting services is recognized in accordance with the American Institute of Certified Public Accountants’ Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as modified by SOP 98-4. License revenue is generally recognized up-front upon delivery of the licensed software, with arrangement consideration allocated to the license element using the residual method. This methodology is used when there is vendor-specific objective evidence (“VSOE”) of fair value for the remaining deliverables and when the remaining services to be provided do not involve the significant production, modification or customization of the licensed software. If VSOE of one or more undelivered elements does not exist, the revenue is deferred and recognized when delivery of the final element occurs or when fair value can be established. Revenue from postcontract customer support services is recognized separately on a straight-line basis over the term of the support period. VSOE for postcontract customer support services is based on customer renewal rates. Revenue from installation, training and consulting services is generally recognized separately as the services are performed. VSOE for installation, training and consulting services is based on the normal pricing practices for those services when regularly sold on a stand-alone basis. In order for the installation, training and consulting services to be accounted for separately, sufficient VSOE must exist to permit allocation to the various elements of the arrangement, the services must not be essential to the functionality of any other element of the transaction and the services must be described in the contract such that the total price of the arrangement would be expected to vary as a result of the inclusion or exclusion of the services. For arrangements with services that are essential to the functionality of the software but do not involve the significant production, modification or customization of the licensed software, the license and related service revenue are recognized upon the latter of the delivery of the license and the completion of the services, with the residual method utilized for the remaining elements in the contract.

In accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product, the Company accounts for cash consideration (such as sales incentives) that is given to customers or resellers as a reduction of revenue rather than as an operating expense unless the Company receives a benefit that can be identified and for which the fair value can be reasonably estimated.

Internal Use Software

The Company accounts for Internal Use Software Development costs in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). In accordance with SOP 98-1, costs to develop internal use computer software during the application development stage are capitalized. Internal use capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the related software applications of up to three years and are included in cost of revenue in the accompanying consolidated statements of operations. The Company reviews the software that has been capitalized for impairment on an annual basis, or more frequently when events or changes in circumstances indicate the software might be impaired. Impairment losses are included in operating expenses in the accompanying consolidated statements of operations.

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

The following table summarizes the total amount of software costs capitalized and impaired for internal use software during the years ended December 31, 2007 and 2006.

	Years ended December 31,
	2007	2006
Internal Use Software – SOP 98-1
Capitalized costs	$729	$861
Impairment losses	$18	$577

Marketed Software

The Company accounts for the development cost of software that is marketed to customers in accordance with SFAS No. 86, Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed (“SFAS 86”). All costs incurred prior to the resolution of unproven functionality and features, including new technologies, are expensed as research and development. After the uncertainties have been tested and the development issues have been resolved and technological feasibility is achieved, subsequent direct costs such as coding, debugging and testing are capitalized. Capitalized costs of software to be sold, licensed or otherwise marketed are amortized on a straight-line basis over the estimated useful lives of the related software applications of up to three years and are included in cost of revenue in the accompanying consolidated statements of operations. The Company reviews the software that has been capitalized for impairment on an annual basis, or more frequently when events or changes in circumstances indicate that software might be impaired. Impairment losses are included in operating expenses in the accompanying consolidated statements of operations.

The following table summarizes the total amount of software costs capitalized and impaired for marketed software during the years ended December 31, 2007 and 2006.

	Years ended December 31,
	2007	2006
Marketed Software – SFAS 86
Capitalized costs	$286	$—

Advertising Costs

All advertising costs are expensed when incurred. Advertising costs were $226 and $1,083 for the years ended December 31, 2007 and 2006, respectively.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123, Share-Based Payment (revised 2004) (“SFAS 123(R)”) and related interpretations which superseded APB No. 25. SFAS 123(R) requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. This statement was adopted using the modified prospective method, which requires the Company to recognize compensation expense on a prospective basis. Therefore, prior period financial statements have not been restated. Under this method, in addition to reflecting compensation expense for new share-based awards, expense is also recognized to reflect the remaining service period of awards that had been included in pro-forma disclosures in prior periods.

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

Income Taxes

On July 13, 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

At December 31, 2007, the Company had total deferred tax assets of $49,939. The deferred tax assets consist primarily of federal and state tax net operating loss (“NOL”) carryforwards. Due to uncertainties surrounding the Company’s ability to generate future taxable income to realize these assets, a full valuation has been established to offset the deferred tax assets. Additionally, the future utilization of the NOL carryforwards to offset future taxable income may be subject to a substantial annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future.

The Company has not yet completed an analysis of its ability to utilize its research and development credit carryforwards. Until this analysis has been completed, the Company has removed the deferred tax assets related to its research and development credit carryforwards of $4.1 million generated through 2007 from its deferred tax asset schedule and has recorded a corresponding decrease to its valuation allowance. As a result, the Company has no unrecognized tax benefits as of December 31, 2007. When the analysis of the research and development tax credits is finalized, the Company will update its deferred tax asset schedule and its analysis of unrecognized tax benefits under FIN 48. However, at this time, the Company cannot estimate how much the unrecognized tax benefits may change. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate.

The Company’s practice is to recognize interest and/or penalties accrued on any unrecognized tax benefits as a component of income tax expense. Upon adoption of FIN 48 on January 1, 2007, the Company did not have any interest or penalties associated with unrecognized tax benefits, nor was any interest or penalties recognized during the 12 months ended December 31, 2007.

The Company is subject to taxation in the U.S. federal jurisdiction and various state jurisdictions. The Company’s tax years for 2000 and forward are subject to examination by the U.S. and California tax authorities due to the carryforward of unutilized net operating losses and research and development credits.

Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement basis and the tax basis of assets and liabilities using enacted tax rates. Valuation allowances are established to reduce deferred tax assets to the amount that is expected to more likely than not be realized in future tax returns.

Comprehensive Loss

Comprehensive loss is the total of net loss and all other non-owner changes in stockholders’ equity. The Company’s other comprehensive income (loss) consists of unrealized gains or losses on available-for-sale securities. Such amounts are excluded from net loss and are reported in accumulated other comprehensive loss in the accompanying consolidated balance sheets.

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

Net Loss Per Share

In accordance with SFAS No. 128, Earnings Per Share, basic net loss per common share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Potentially dilutive securities are not considered in the calculation of net loss per common share, as their inclusions would be anti-dilutive.

In accordance with SAB No. 98, Earnings Per Share, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration in the periods presented.

A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share is as follows:

	Years ended December 31,
	2007	2006
Numerator
Net loss	$(15,785)	$(33,123)

Denominator
Basic and diluted
Weighted average common shares outstanding	40,213,499	36,475,440
Less: weighted average shares held in escrow related to completed acquisitions	(241,404)	(677,009)

Denominator in basic calculation	39,972,095	35,798,431

Basic and diluted net loss per share	$(0.39)	$(0.93)

The following table summarizes potential common shares that are not included in the denominator used in the diluted net loss per share calculation because to do so would be antidilutive:

	December 31,
Common Stock Equivalents	2007	2006
Common stock subject to repurchase	186,460	346,421
Options to purchase common stock	6,596,310	6,045,298
Warrants to purchase common stock	3,020,000	3,020,000

	9,802,770	9,411,719

Segment Information

In accordance with the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company is required to report financial and descriptive information about its reportable operating segments. The Company identifies its operating segments based on how management internally evaluates separate financial information, business activities and management responsibility. The Company believes it operates in a single business segment.

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

Contingent Consideration

In connection with certain of the Company’s acquisitions, if certain future internal performance goals are later satisfied, the aggregate consideration for the respective acquisition may be increased. Such additional consideration, if earned, will be paid in the form of additional shares of the Company’s common stock, which were reserved for that purpose. Any additional consideration paid will be allocated between goodwill and stock-based compensation expense, as applicable. The measurement, recognition and allocation of contingent consideration are accounted for using the following principles:

Measurement and Recognition

In accordance with SFAS No. 141, Business Combinations, which superseded APB Opinion No. 16, Business Combinations, contingent consideration is recorded when a contingency is satisfied and additional consideration is issued or becomes issuable. The Company records the additional consideration issued or issuable in connection with the relevant acquisition when a specified internal performance goal is met. For additional consideration paid in stock, the Company calculates the amount of additional consideration using the closing price of its common stock on the date the performance goal is satisfied.

Amount Allocated to Goodwill

In accordance with Emerging Issue Task Force (“EITF”) No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, the portion of additional consideration not affected by employment termination is recorded as additional purchase price, as the consideration is unrelated to continuing employment with the Company. Such portion is allocated to goodwill. As of December 31, 2007 there are approximately 186,000 shares subject to contingent consideration provisions from previous acquisitions that may be issued. The Company recorded $0 and $313 in additional contingent consideration in goodwill during years ended December 31, 2007 and 2006, respectively, relating to earnout provisions for prior acquisitions as follows:

Common Stock Equivalents	Year ended December 31, 2006
Prospect Information Network acquired in February 2004	$124
Giving Capital Network acquired in September 2004	189

Total	$313

Amount Allocated to Compensation Expense

In accordance with EITF 95-8, the value associated with additional consideration related to stock or options that vest between the acquisition date and the date at which the contingency is satisfied is recorded as a charge to stock compensation expense because the consideration is related to continuing employment with the Company and will only be earned to the extent that the holder of such options or restricted stock continues to be employed by the Company and meets the vesting requirements. The Company expenses the value over the remaining vesting period of the underlying restricted stock and unvested options. In the event that a holder does not fully vest in the restricted stock or unvested options, expense is adjusted to reflect forfeitures.

On October 9, 2007, 56,000 shares subject to contingent consideration were released. The contingent consideration is measured based on revenues recognized in accordance with Generally Accepted Accounting

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

Principles. Although the contingency was not fulfilled using the Company’s current revenue recognition methodologies, during the third quarter of 2007 the Company concluded that if the contingency was applied using the historical licensed software methodologies of Prospect Information Network that these shares would have been released as defined by the contingent consideration agreement. In connection with the release of these restricted shares to the Company’s employees, the Company recorded stock-based compensation expense of $101 during the year ended December 31, 2007.

Restructuring Costs

The Company accounts for restructuring costs in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires that costs associated with exit or disposal activities generally be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Company accounts for long-lived assets to be abandoned in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that a long-lived asset to be abandoned be considered held and used until disposed of, with a revision to the depreciable life in accordance with APB Opinion No. 20, Accounting Changes.

New Accounting Pronouncements Not Yet Adopted

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 157 to have a material impact on the Company’s consolidated financial statements. For non-financial assets and liabilities, the adoption of SFAS No. 157 has been deferred until January 1, 2009.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 159 to have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 141 (R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated financial statements. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 141 (R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company does is currently evaluating the potential impact, if any, of the adoption of SFAS No. 141 (R) and SFAS No. 160 on the Company’s consolidated financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation, as a result of internal corporate restructuring and modifications to the way management runs the business. Amounts from

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

accrued expenses generally relating to employee bonuses in the amount of $386 were reclassified to accrued employee benefits. Amounts from operating expenses generally related to data and support services revenue in the amount of $6,292 for the year ended December 31, 2006 were reclassified to cost of revenue.

The following table presents the impact of these reclassifications on the Company’s previously reported condensed consolidated statements of operations for the twelve months ended December 31, 2006.

	Year ended December 31, 2006
	As Reported	Reclass	As Reclassified
Net revenues	$41,103		$41,103
Cost of Revenue	12,102	6,292	18,394

Gross profit	29,001	(6,292)	22,709

Operating expenses:
Sales and marketing	25,183	267	25,450
Product development and support	9,340		9,340
General and administrative	25,477	(6,559)	18,918
Amortization of purchased intangibles	2,996		2,996

Total operating expenses	62,996	(6,292)	56,704

Operating loss	(33,995)	—	(33,995)
Interest income (expense) and other, net	925		925

Loss before income taxes	(33,070)	—	(33,070)
Provision for income taxes	53		53

Net loss	$(33,123)	$—	$(33,123)

Loss per common share—basic and diluted	$(0.93)	$—	$(0.93)

Weighted average common shares outstanding	35,798	35,798	35,798

2. Restructuring Program

In March 2007, the Company announced and began implementation of a restructuring program. The Company’s Board of Directors approved management’s plan, including the estimated amounts of the charges, on March 28, 2007. The workforce reduction was implemented as a means to reduce ongoing operating expenses by restructuring the Company’s operations and reducing its workforce. The restructuring program was completed as of June 30, 2007. The restructuring program consisted of the elimination of 16% of the workforce, the restructuring of the Company’s sales compensation plan, the elimination of certain lines of business and the abandonment of certain long-lived fixed assets. The total amount incurred for termination benefits was $1,157, which included $553 payable to certain former executive officers as described below. The Company recorded $1,157 during the year ended December 31, 2007, for such termination benefits which are included in restructuring charges in the condensed consolidated statement of operations.

In May 2007, the Company agreed to the terms of severance arrangements for Dr. Harry E. Gruber, former Chief Executive Officer of the Company, who remained on the board of directors of the Company, and Dennis Berman, former Executive Vice President of the Company. At the election of the former executives, these

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

severance liabilities may be settled in shares of common stock, notwithstanding the Company’s failure to achieve certain operational performance metrics. The severance arrangements with Dr. Gruber and Mr. Berman have a total cost of approximately $553.

In connection with the restructuring program the Company identified certain intangible assets with a net carrying value of $1,439 as of December 31, 2006 which are associated with certain lines of business eliminated as of March 31, 2007. The impairment of assets was recorded in the three months ended March 31, 2007 amounted to approximately $1,286 and is included in restructuring charges in the condensed consolidated statement of operations. These intangible assets were written-off as of March 31, 2007.

In connection with the restructuring program the Company also identified certain fixed assets with a net carrying value of $70 as of December 31, 2006 which were abandoned March 31, 2007. The impairment of these assets was recorded in the three months ended March 31, 2007 amounted to approximately $54 and is included in restructuring charges in the condensed consolidated statement of operations. These fixed assets were written off as of March 31, 2007.

In connection with the restructuring program the Company disposed of certain product lines during the year ended December 31, 2007, with such disposals resulting in a net gain of $223, which is included in restructuring charges in the condensed consolidated statement of operations. The net gain was the result of the recognition of $262 of deferred revenue offset by $26 of receivables sold, $3 of capitalized software sold and net cash paid of $10.

The following table shows the activity related to the restructuring program for the year ended December 31, 2007:

	Termination Benefits	Asset Impairments	Other	Total
Liability at December 31, 2006	$—	$—	$—	$—
Charged to expense	1,157	1,340	(223)	2,274
Non-cash charges	—	(1,340)	233	(1,107)
Cash payments	(907)	—	(10)	(917)

Liability at December 31, 2007	$250	$—	$—	$250

The liability at December 31, 2007 relates to termination benefits payable to certain former executive officers with payment of cash thereof primarily contingent upon the achievement of certain operational performance metrics, as defined in the respective severance agreements, for two fiscal quarters. The first quarter of those operational performance metrics was achieved during the three months ended September 30, 2007 and termination benefits of $210 were paid on November 30, 2007. Upon achievement of the second quarter of those operational performance metrics, an additional $210 will be paid. At the election of the former executives, these amounts may be settled in shares of common stock, notwithstanding the Company’s failure to achieve those operational performance metrics.

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

3. Marketable Securities

The Company has classified all investments as available-for-sale, which are summarized as follows:

December 31, 2007	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
Certificates of deposit	$1,344	$—	$—	$1,344
Auction rate security	1,000	—	—	1,000
U.S. Government/Agency	502	2	—	504

	$2,846	$2	$—	$2,848

December 31, 2006	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
Certificates of deposit	$1,344	$—	$(2)	$1,342
Auction rate security	1,000	—	—	1,000
Corporate Bonds	1,653	1	(1)	1,653
U.S. Government/Agency	3,375	23	(9)	3,389

	$7,372	$24	$(12)	$7,384

In February 2008, the auction failed for the $1 million auction rate security held by the Company. The Company believes it will be able to liquidate the investment in auction rate security without significant loss within the next year, and we currently believe these securities are not significantly impaired as the underlying assets are generally student loans which are substantially backed by the federal government. Accordingly these auction rate securities are classified as short-term investments on our balance sheet. The Company has reviewed all other investments as of December 31, 2007 for impairment and concluded that their carrying value approximated their fair value.

As of December 31, 2007, investments with a remaining maturity of one year or less amounted to $1,752, investments with a remaining maturity of greater than one year and less than five years amounted to $96 and investments with a remaining maturity of greater than five years amounted to $1,000. The Company realized a net gain $8 from the sale of securities in 2006. No gains or losses were realized from the sale of securities in 2007.

4. Balance Sheet Details

Accounts receivable consists of the following:

	December 31,
	2007	2006
Accounts receivable	$3,775	$6,950
Unbilled accounts receivable	719	311

	4,494	7,261
Less: allowance for doubtful accounts	(320)	(915)

	$4,174	$6,346

Bad debt expense was $(465) and $(61) for the years ended December 31, 2007 and 2006, respectively.

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

Prepaid expenses and other current assets consist of the following:

	December 31,
	2007	2006
Prepaid expenses	$887	$441
Interest receivable	79	125
Other current assets	58	143

	$1,024	$709

Property and equipment consist of the following:

		December 31,
Class	Useful Life	2007	2006
Computer equipment	3 - 5	$6,161	$6,706
Purchased software	3	989	1,019
Office equipment	5	324	528
Furniture and fixtures	5	686	682
Leasehold improvements	lease term	129	487
Construction in process	N/A	307	—

		8,596	9,422
Less: accumulated depreciation and amortization		(4,423)	(7,604)

Net property and equipment		$4,173	$1,818

Depreciation expense was $1,356 and $1,948 for the years ended December 31, 2007 and 2006, respectively.

Capitalized software development costs consist of the following:

	December 31,
	2007	2006
Internal use software development costs	$3,886	$3,274
Marketed software development costs	286	—

	4,172	3,274
Less: accumulated amortization	(2,486)	(1,571)

	$1,686	$1,703

Amortization expense for capitalized software development costs was $1,011 and $999 for the years ended December 31, 2007 and 2006, respectively.

Other assets consist of the following:

	December 31,
	2007	2006
Deposits	$54	$62
Notes receivable	—	21

	$54	$83

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

Intangible assets consist of the following:

		December 31, 2007			December 31, 2006
	Useful life (In years)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer base	5	$10,206	$(6,842)	$3,364	$14,079	$(7,234)	$6,845
Developed technology	4	996	(936)	60	996	(687)	309
Trademarks and company name	indefinite	490	—	490	490	—	490
Non-compete agreements	3	122	(122)	—	122	(115)	7

		$11,814	$(7,900)	$3,914	$15,687	$(8,036)	$7,651

Amortization expense was $2,451 and $2,996 for the years ended December 31, 2007 and 2006, respectively. As of December 31, 2007, the total of charges to be recognized in future periods from amortization of intangible assets are anticipated to be approximately $1,963 and $1,461 for the years ended December 31, 2008 and 2009, respectively.

The changes in the carrying amount of goodwill are as follows:

	Years ended December 31,
	2007	2006
Beginning balance	$12,017	$11,703
Goodwill recorded in connection with achievement of contingent consideration milestones	—	314

	$12,017	$12,017

5. Stockholders’ Equity

Amended and Restated Certificate of Incorporation

In December 2003, the Company adopted an Amended and Restated Certificate of Incorporation (the “Certificate”). The Certificate authorizes up to 20,000,000 shares of preferred stock, which enables the Board of Directors to designate and issue preferred stock with rights senior to those of common stock.

Common Stock

The Company issued shares that are subject to vesting to employees and others in connection with certain business combinations that occurred in 2003, 2004 and 2005. Shares of restricted common stock are subject to repurchase by the Company, pursuant to vesting schedules and achieving certain performance criteria, which generally extend for a period of up to four years. In the event of termination of employment, the Company has the option to repurchase the unvested shares at their original issuance price. As of December 31, 2007 and 2006, there were 186,460 and 346,421 shares, respectively, subject to repurchase.

In December 2005, the Company completed a private placement and issued 4,500,000 shares of common stock at $3.00 per share for net proceeds of $12,316. In connection with the offering, the Company issued warrants to purchase 1,800,000 shares of our common stock at an exercise price of $3.50 per share expiring December 2, 2010.

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

In December 2006, the Company completed a private placement and issued 4,000,000 shares of common stock at $1.25 per share for net proceeds of $4,479. In connection with the offering, the Company issued warrants to purchase 1,200,000 shares of our common stock at an exercise price of $1.60 per share expiring December 2011. Concurrent with the transaction, the Company entered into a Warrant Amendment Agreement pursuant to which the Company agreed to amend the exercise price on outstanding warrants issued in December 2005, exercisable for up to 1,800,000 shares of its common stock, to $1.60 from $3.50.

In connection with each of the private placements noted above, the Company entered into registration rights agreements with each of the respective investors covering the shares purchased and, as applicable, the shares subject to warrants. Those agreements generally require the company to file and maintain the effectiveness of a registration statement covering the respective securities until the date which is the earlier of (i) five years after its effective date, (ii) such time as all of the registrable securities covered by such registration statement have been publicly sold by the investors, or (iii) such time as all of the registrable securities covered by such registration statement may be sold by the investors pursuant to Rule 144(k) as determined by the counsel to the Company. In the event that the Company does not file and/or maintain the effectiveness of a registration statement (a “default”), the Company must pay to each investor an amount in cash, as partial liquidated damages, equal to 1.0% (subject to reduction as described below) of the aggregate investment amount paid by such investor for shares; and on each monthly anniversary of each such default (if the applicable default shall not have been cured by such date) until the applicable default is cured, the Company shall pay to each investor an amount in cash, as partial liquidated damages, equal to 1.0% (subject to reduction as provided in the following sentence) of the aggregate investment amount paid by such investor for shares. After such time as the Company shall have become obligated to any investor to make payments in aggregate of 4.0% of the aggregate investment amount paid by such investor for shares, then the amount of liquidated damages shall thereafter be reduced from 1.0% to 0.5% with respect to all damages accruing in excess of 4.0% of the aggregate investment amount paid by such investor for shares. The amount of liquidated damages the Company is obligated to pay any investor is limited to 10% of the aggregate investment amount paid by such investor for shares. As of December 31, 2007, the Company is, and has been, in compliance with each of the respective registration rights agreements.

Stock-Based Compensation Expense

In October 2000, the Company adopted the Kintera, Inc. 2000 Stock Option Plan (“2000 Plan”). As amended following the initial public offering in December 2003, the Board of Directors determined that no further options would be granted under the 2000 Plan. A committee designated by the Board of Directors fixed the terms and vesting of all options; however, in no event did the contractual term exceed 10 years. Generally, options granted prior to 2006 vest 25% one year from the grant date and 1/1,460 per day thereafter until the options are fully vested, while options granted in 2006 vest 25% one year from the grant date and  1/48 per month thereafter until the options are fully vested.

In December 2003, the Company adopted the 2003 Equity Incentive Plan (“2003 Plan”). Under the 2003 Plan, as amended, the Company may grant various stock awards, including but not limited to stock options, up to 9,550,000 shares of common stock. The total number of awards which may be granted under the 2003 Plan is reduced, at all times by the number of stock options outstanding and shares issued under the 2000 Plan. As of December 31, 2006, the number of awards which may be granted under the 2003 Plan is reduced by 2,159,826 for stock options outstanding and shares issued under the 2000 Plan. The 2003 Plan contains provisions which limit the number of stock awards granted to any individual employee in a fiscal year.

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

The 2004 Equity Incentive Plan (Fundware) (“2004 Plan”) was adopted by the Company in December 2004 and provides for stock awards as an inducement for an individual to enter into service with the Company. The maximum number of awards which may be granted under the 2004 Plan is 500,000 shares and the maximum term of any option granted under the 2004 Plan is ten years.

Options granted under the 2004 Plan and 2003 Plan become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Compensation Committee of the Board of Directors.

As of December 31, 2007, 473,000 and 1,555,336 shares of the Company’s common stock were available for grant under the 2004 Plan and 2003 Plan, respectively. No options were available for grant under the 2000 Plan at December 31, 2007.

Both the 2000 Plan and the 2003 Plan allow for employees to early exercise unvested stock options. All unvested options exercised are subject to repurchase by the Company within 60 days of an employee’s termination. Unvested options are subject to repurchase at the original purchase price. As of December 31, 2007 and 2006, there were 5,235 and 14,448 shares issued and outstanding from such options, subject to repurchase by the Company.

In December 2005, the Company initiated a plan which resulted in the repricing of certain employee stock options and the acceleration of vesting for certain other employee stock options. An aggregate of 759,059 vested stock options with exercise prices greater than $3.00 were repriced to the current market price of $2.92 and vesting was accelerated on 1,209,653 options. The Company recorded $38 in compensation expense relating to the repricing of stock options as the options were considered available under the provisions of APB 25. The stock based compensation was determined as the difference between the effective date stock price of $2.92 and the market price on December 30, 2005 of $2.97.

In May 2006 the Board of Directors approved the Kintera Stock Option Exchange Program whereby eligible employees were offered the opportunity to exchange certain vested options to purchase shares of the Company’s common stock, par value $0.001 per share, with an exercise price per share greater than $7.00, that were outstanding under the 2000 Plan, the 2003 Plan and the 2004 Plan (the “Eligible Options”). In exchange for the Eligible Options, tendering option holders received new options (the “Replacement Options”) to purchase shares of common stock. The Replacement Options were issued under the 2003 Plan. The number of shares subject to a Replacement Option was the same number of vested shares of common stock that an eligible employee tendered pursuant to an Eligible Option. All Replacement Options were granted with an exercise price equal to 115% of the closing price of the Company’s common stock on June 30, 2006. Each Replacement Option was entirely unvested on the grant date and vests pro-rata on a daily basis over the two-year period beginning June 30, 2006. Each Replacement Option maintained the original term and expiration date of the Eligible Option which was cancelled in exchange for the Replacement Option.

The offering period began on May 31, 2006 and expired at 5:00 p.m., Pacific Time, on June 28, 2006. Pursuant to the offer, the Company accepted for exchange options to purchase an aggregate of 687,164 shares of common stock, representing approximately 72% of the options for 958,180 shares that were eligible to be tendered in the Offer as of May 31, 2006. On June 30, 2006, the Company granted options to purchase a maximum of 687,164 shares of common stock in exchange for such tendered options.

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

The exchange was accounted for as a modification in accordance with the provisions of FAS 123(R) and accordingly the Company will recognize additional compensation cost of $366, which equals the excess of the fair value of the modified award over the fair value of the original award immediately before its terms were modified, with such additional compensation cost being recorded over the two year vesting period of the modified award.

Stock option activity is as follows:

	Number of shares	Weighted- average Exercise price
Balance at December 31, 2005	7,036,693	$4.48
Granted	2,484,164	$2.00
Exercised	(148,838)	$0.93
Cancelled	(3,326,721)	$5.09

Balance at December 31, 2006	6,045,298	$3.21
Granted	2,386,105	$1.67
Exercised	(136,323)	$1.66
Cancelled	(1,698,770)	$3.83

Balance at December 31, 2007	6,596,310	$2.52

The aggregate intrinsic value for stock options outstanding and stock options exercisable as of December 31, 2007, was $279 and $151, respectively, based on the Company’s closing stock price of $1.49 per share as of December 31, 2007. The aggregate intrinsic value for stock options exercised during the year ended December 31, 2007, was $45 representing the total pre-tax intrinsic value, based on the Company’s closing stock price on each of the respective exercise dates. The weighted-average grant date fair value of stock options granted during the years ended December 31, 2007 and 2006 was $1.09 and $1.16 per share, respectively. The total compensation cost related to nonvested awards not yet recognized amounted to $1,718 at December 31, 2007, which will be recognized over a weighted-average period of 1.3 years.

The following table summarizes information about stock options outstanding at December 31, 2007:

	Options outstanding			Options vested
Range of exercise prices	Number of options outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number of options vested	Weighted average exercise price
$0.06 - $1.60	1,445,271	7.7 years	$1.33	324,916	$1.05
$1.64 - $2.00	1,575,339	7.9 years	$1.81	564,278	$1.96
$2.13 - $2.24	1,023,479	7.7 years	$2.23	423,521	$2.23
$2.25 - $2.80	1,103,020	7.8 years	$2.57	559,176	$2.59
$2.81 - $7.70	1,297,247	6.8 years	$4.09	1,088,382	$4.03
$7.71 - $16.67	151,954	6.6 years	$9.55	128,788	$9.62

$0.06 - $16.67	6,596,310	7.6 years	$2.52	3,089,061	$3.06

The weighted average remaining contractual life for options vested is 7.3 years.

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

The following table presents details of stock-based compensation expense by functional line item based on the fair value provisions of SFAS 123(R) for the years ended December 31, 2007 and 2006.

	Years ended December 31,
	2007	2006
Cost of revenue	$325	$442
Sales and marketing	719	1,237
Product development and support	397	537
General and administrative	1,908	2,311

	$3,349	$4,527

With the adoption of SFAS 123(R) on January 1, 2006, the Company is required to record the fair value of stock-based compensation awards as an expense. In order to determine the fair value of stock options on the date of grant, the Company utilizes the Black-Scholes option-pricing model. Inherent in this model are assumptions related to expected stock-price volatility, option life, risk-free interest rate and dividend yield. While the risk-free interest rate and dividend yield are less subjective assumptions, typically based on factual data derived from public sources, the expected stock-price volatility and option life assumptions require a greater level of judgment which make them critical accounting estimates. The Company uses an expected stock-price volatility assumption that is primarily based on historical realized volatility of the underlying stock during a period of time. The Company estimates expected term consistent with the simplified method identified in Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment. The simplified method calculates the expected term as the average of the vesting and contractual terms of the award.

The fair value of each option grant was estimated on the date of grant utilizing the Black-Scholes option-pricing model with the following assumptions:

	Stock Options
For the year ended December 31,	2007	2006
Risk-free interest rate	3.89%-4.77%	4.55%-5.10%
Average expected term (years)	5.38-6 years	4.53-6 years
Expected volatility	70%	70%-75%
Dividend yield	0%	0%

Stock Warrants

In August 2003, the Company entered into a $3,000 Loan and Security Agreement with a bank. In connection with the Loan and Security Agreement, the Company issued a warrant to purchase 20,000 shares of Series G preferred stock at $10.00 per share. The warrant is immediately exercisable and per its terms will expire on the latter of 10 years from issuance or 5 years after the closing of an initial public offering of common stock. The Company completed its initial public offering in December 2003 at which time the warrant converted to the purchase of 20,000 shares of common stock at $10.00 per share and accordingly, will expire in 2008. The fair value of the warrant was estimated at $166 using the Black-Scholes method for option pricing. The assumptions used were 4.0% for the weighted average risk free rate, 80% expected stock price volatility, 0% expected dividend yield and 10 year expected warrant life. The fair value was recorded as deferred line of credit financing costs to be amortized to interest expense over the thirty-six month repayment period. The Loan and Security Agreement was terminated in 2004 at which time the remaining deferred line of credit financing costs were expensed.

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

In December 2005, the Company completed a private placement offering and in connection with the offering issued warrants to purchase 1,800,000 shares of common stock at an exercise price $3.50 per share expiring in December 2010.

In December 2006, the Company completed a private placement offering and in connection with the offering issued warrants to purchase 1,200,000 shares of common stock at an exercise price of $1.60 per share expiring December 2011. Concurrent with the transaction, the Company entered into a Warrant Amendment Agreement pursuant to which the Company agreed to amend the exercise price on outstanding warrants issued in December 2005, exercisable for up to 1,800,000 shares of its common stock, to $1.60 from $3.50.

Shares Reserved for Future Issuance

The following capital stock is reserved for future issuance:

	December 31,
	2007	2006
Stock options issued and outstanding	6,596,310	6,045,298
Authorized for future option grants	2,027,586	2,712,543
Stock warrants	3,020,000	3,020,000
Employee Stock Purchase Plan	1,581,564	1,366,843

	13,225,460	13,144,684

6. Income Taxes

The Company was in a net loss position in 2007 and 2006.

The provision for income taxes is composed of the following:

	December 31,
	2007	2006
Current: State	$18	$28

	18	28

Deferred: Federal	348	—
State	93	25

	441	25

	$459	$53

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

Significant components of the Company’s deferred tax assets as of December 31, 2007 and 2006 are shown below. A valuation allowance has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

	December 31,
	2007	2006
Deferred tax assets:
Net operating loss carryforwards	$38,606	$33,562
Research tax credit carryforwards	—	4,111
Deferred revenue	6,229	6,824
Stock-based compensation	2,106	1,203
Amortization of intangibles	1,059	—
Other, net	1,939	2,734

Total deferred tax assets	49,939	48,433
Deferred tax liability: Amortization of Intangibles	(441)	(239)

Net deferred tax assets before valuation allowance	49,498	48,195
Valuation allowance for net deferred tax assets	(49,939)	(48,195)

Net deferred tax assets	$(441)	$—

At December 31, 2007, the Company had federal and California tax net operating loss carryforwards of approximately $93,173 and $50,113, respectively. The federal and California tax loss carryforwards will begin to expire in 2020 and 2012, respectively, unless previously utilized. The amount of the valuation allowance for which subsequently recognized tax benefits will be applied directly to shareholders’ equity is approximately $490.

Should the deferred tax assets associated with the Company’s acquisitions ultimately be recognized, they will be allocated to reduce the goodwill recorded in the respective acquisition. Pursuant to Code Sections 382 and 383, use of the Company’s net operating loss carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period.

The Company has established a valuation allowance for the entire amount of the deferred tax asset, due to uncertainty surrounding the ultimate realization of such asset. The valuation allowance increased by approximately $1,744 and $19,782 for the years ended December 31, 2007 and 2006 respectively.

A reconciliation of the Company’s income tax provision to the amount computed by applying the statutory federal income tax rate to the pretax loss for the years ended December 31, 2007 and 2006 is as follows:

	December 31,
	2007	2006
Federal tax rate	35.00%	35.00%
State taxes	6.66	6.69
Stock-based compensation	(2.73)	(2.12)
Valuation allowance	(40.97)	(41.15)
Other	(0.92)	1.42

Provision for taxes	(2.96)%	(0.16)%

KINTERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except share and per share data)

7. Note Payable

On December 1, 2007 the Company executed a $3,161 note with IBM for the purchase of computer equipment. The note is collateralized by the underlying computer equipment, bears interest at a rate of 11.34% and has a maturity date of November 30, 2010. Payments of $1,248 are due in 2008 and 2009 and payments of $1,144 are due in 2010. The balance of the note as of December 31, 2007 consisted of the following:

December 31, 2007
Note payable	3,087
Current portion of note payable	946

Long-term portion of note payable	2,141

8. Commitments and Contingencies

The Company leases facilities nationwide with its corporate headquarters in San Diego, California. The Company leases facilities in Greenwood Village, Colorado; Eugene, Oregon; and San Francisco, California. The Company has obligations under a lease in Washington, DC which is currently being sublet.

Future minimum lease payments under all non-cancelable operating lease arrangements as of December 31, 2007 are as follows:

	Future Minimum Lease Payments
	2008	2009	2010	2011	2012	Thereafter	Total
Facilities leases	$1,407	$1,269	$1,304	$1,341	$896	$121	$6,338
Washington, DC Sublease	(208)	(246)	(256)	(267)	(242)	—	(1,219)

Net future minimum lease payments	$1,199	$1,023	$1,048	$1,074	$654	$121	$5,119

Rent expense was $2,232 and $3,545 for the years ended December 31, 2007 and 2006, respectively.

9. Employee Benefits

In 2001, the Company established a defined contribution 401(k) plan for employees who are at least 21 years of age and have been employed with the Company for at least three months. Under the terms of the plan, employees may make voluntary contributions as a percent of compensation. The Company’s contributions to the plan are discretionary. The Company did not make any contributions to the plan for the years ended December 31, 2007 and 2006.

10. Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations. As of the date of this Annual Report, we are not a party to any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our business, financial condition or operating results.

11. Subsequent Event (unaudited)

On July 8, 2008, the Company was acquired by Blackbaud, Inc. (“Blackbaud”), a publicly traded company based in Charleston, South Carolina. The Company was acquired through a tender offer whereby the Company’s shareholders received $1.12 per share of common stock, for a total of approximately $46,000,000 in cash. As a result of this transaction the Company has become a wholly-owned subsidiary of Blackbaud.